Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

UMB FINANCIAL CORPORATION

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $1.00 per share	(1)	Other	160,000	$109.91	$17,585,600.00	0.0001381	$2,428.57

Total Offering Amounts:						$17,585,600.00		2,428.57
Total Fee Offsets:
Net Fee Due:								$2,428.57

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Offering Note(s)

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock, par value $1.00 per share (“UMB Common Shares”), of UMB Financial Corporation (the “Registrant”) (i) that may be issued under the UMB Profit Sharing and 401(k) Savings Plan, as amended (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional UMB Common Shares that may become issuable under the Plan by reason of any share dividend, share split or other similar transaction.

The Proposed Maximum Offering Price Per Unit is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sales prices reported for the UMB Common Shares on the NASDAQ Global Select Market on March 30, 2026.

The Amount of Registration Fee is rounded up to the nearest penny.